Exhibit 99

Contact:	W. Scott McLain, Executive Vice President and Chief Financial Officer (405) 225-5204

SONIC’S SECOND QUARTER EARNINGS INCREASE 23%

Strong Same-Store Sales, New Unit Openings, Continue to Drive Record Results

OKLAHOMA CITY (March 24, 2004) – Sonic Corp. (NASDAQ/NM: SONC) today reported record results for its second fiscal quarter ended February 29, 2004. Highlights of the quarter included:

•	A 23% increase in net income for the period, to $9.8 million;

•	A 20% increase in earnings per diluted share, to $0.24 – $0.01 higher than the analysts’ mean earnings estimate for the period;

•	A 24% increase in total revenues, to $111.6 million;

•	System-wide same-store sales growth of 6.2% for drive-ins open for more than one year and 6.6% for drive-ins open more than 15 months – well ahead of the company’s target of 1% to 3% growth; and

•	The opening of 32 new Sonic Drive-Ins during the quarter, including 30 by franchisees.

        Commenting on the announcement, Clifford Hudson, Chairman and Chief Executive Officer, said, “We are very pleased with the continued strong performance of our business during the past quarter and for the first half of our fiscal year, which occurred against a backdrop of generally more favorable industry and economic conditions.

        “Our solid growth for the period reflected better-than-expected same-store sales resulting from our sales-driving initiatives,” Hudson continued, “including increased media expenditures with emphasis on national cable advertising, new product news that has helped us stay relevant and compelling to consumers, and the ongoing penetration of non-traditional day parts, particularly the morning day part. Importantly, our solid sales momentum also has helped push system-wide drive-in profits higher for our operators. These higher drive-in profits provide a strong catalyst for the accelerated pace of new drive-in openings, which are an important factor in our higher franchising income, along with our ascending royalty rate on growing sales. Additionally, we continued to benefit from the leverage of corporate-level expenses and from strong operating cash flow that, combined with our solid top-line growth, translated into earnings growth for the quarter that was ahead of our expectations.”

        Because of the ongoing success of Sonic’s sales-driving initiatives, the solid trends in same-store sales witnessed through the first half of fiscal 2004 have continued into March. Accordingly, the company is raising its expectations for same-store sales over the next two quarters, which are seasonally the strongest periods of the fiscal year. Thus, barring unanticipated industry or weather issues, Sonic is positioned to meet or exceed same-store sales growth in the 2%-4% range during the second half of the fiscal year. The company also is raising its earnings guidance for the year by a penny and now expects earnings per share to increase to a range of $1.50-$1.52 per diluted share – up 16% to 18% over fiscal 2003.

        Sonic’s net income for the second quarter increased 23% to $9.8 million versus $8.0 million last year, while net income per diluted share rose 20% to $0.24 from $0.20 in the year-earlier period. Total revenues for the quarter increased 24% to $111.6 million from $90.4 million in the year-earlier period.

        Net income for the first half of fiscal 2004 rose 21% to $22.6 million from $18.6 million in the same period last year. On a diluted per share basis, net income increased 20% to $0.55 compared with $0.46 last year. Total revenues for the first six months of fiscal 2004 increased 22% to $230.3 million from $188.9 million in the same period last year.

        Sonic’s system-wide same-store sales for the second quarter rose 6.2% for drive-ins open more than one year and 6.6% for drive-ins open more than 15 months. These gains, among the highest in the past two years, reflected a continuation of the strong sales trends that characterized the company’s first fiscal quarter. System-wide same-store sales for the first half of fiscal 2004 rose 5.8% for drive-ins open more than one year and 6.3% for drive-ins open more than 15 months.

        At company-owned drive-ins, the strong sales performance and a favorable shift in product mix, which benefited food and packaging costs in the second quarter, has helped offset Sonic’s ongoing investment in store-level operations, including a new sales incentive plan at company-owned restaurants. The rise in store-level profitability, as well as the 2003 acquisition of highly profitable franchise units, also has produced a significant increase in distributions to Sonic’s owner/operators at company-owned drive-ins, reflected as minority interest in partnerships.

        During the second quarter, Sonic opened 32 new drive-ins, including 30 franchised restaurants, compared with a total of 29 in the year-earlier period, which included 28 by franchisees. For the first half of 2004, the company opened 70 new drive-ins, including 66 franchised restaurants, compared with 75 drive-ins opened during the same period last year. The company remains on track to open approximately 190-200 new drive-ins in fiscal 2004, including about 170 by franchisees.

        Looking ahead, Sonic expects earnings per share for fiscal 2004 will increase 16%-18%, up slightly from previous guidance. Specifically, Sonic estimates that diluted earnings per share for its third fiscal quarter ending May 31, 2004, will be approximately $0.46-$0.47 versus $0.40 in the year-earlier period, and full-year earnings for fiscal 2004 will be in the range of $1.50-$1.52 per diluted share versus $1.29 per diluted share for fiscal 2003. The company bases this outlook on the following assumptions:

•	Overall revenue growth for the year of 14%-16% (although somewhat less after the May 1 anniversary of a major acquisition of franchise drive-ins), reflecting:

o	2%-4% higher system-wide same-store sales in the second half of the year;

o	Another record year of drive-in openings, with 45-50 new drive-in openings in the third quarter, including 40-45 by franchisees, and 190-200 new drive-in openings for the fiscal year, including at least 170 by franchisees; and

o	Growth of $8.0 million-$9.0 million in franchising income for the year, resulting from new franchise drive-ins, higher average unit volumes, and increased royalties due to the company’s unique ascending royalty rate.

•	Restaurant-level costs, as a percentage of sales, excluding minority interest in partnerships, are expected to benefit from the leverage of higher sales volumes, but are anticipated to be flat-to-slightly higher during the final two quarters due to continued pressure on higher food and packaging unit costs as well as higher labor costs associated with the company’s sales-based incentive plan;

•	Distributions to partners also are expected to increase, producing higher minority interest expense, but at slower rate of growth than in the first half of the year following the anniversary of the large franchise acquisition in May;

•	Continued leverage from the bottom part of the income statement with an increase in corporate overhead expenses of 6%-8% for the year as well as a 12%-14% anticipated rise in depreciation and amortization;

•	Capital expenditures for the year of approximately $45 million-$50 million;

•	Free cash flow in the range of $40 million-$45 million (free cash flow is a non-GAAP measure that the company defines as net income plus depreciation and amortization less capital expenditures, which it uses to indicate the amount of excess cash generated from operations that could be used opportunistically to reduce outstanding debt, repurchase company stock, or purchase franchise drive-ins (the company had $50 million authorized for stock repurchases at the end of the second quarter).

        The company is aware that Outback Steakhouse, Inc. and, more recently, P.F. Chang’s China Bistro Inc. have switched from partnership accounting to compensation-based accounting for their partnership type programs that resulted in a restatement of their financial statements. The company has been reviewing its method of accounting for its drive-in level ownership program in light of these developments. Based on available information, the company believes its drive-in level ownership program differs significantly from those of both Outback Steakhouse and P.F. Chang’s and that the company’s current accounting treatment of its drive-in level ownership program is appropriate. However, should the company determine to adopt a different accounting policy for any portion of its ownership program, it may require restatement of its historical financial statements to reflect that alternative accounting model. Sonic believes that an alternative accounting treatment of its drive-in ownership program would not have a significant effect on the company’s earnings for current periods and would have no impact on the company’s cash flow. In addition, Sonic strongly believes that its ownership program, which has been in place for several decades and is also heavily utilized by its franchisees, is an integral part of the company’s success and plans to continue the ownership concept regardless of the ultimate accounting treatment.

        This press release contains forward-looking statements within the meaning of the federal securities laws. There are certain important factors that could cause actual results to differ materially from those anticipated by the statements made herein. Among the factors that could cause actual results to differ from predicted or expected results are: delays in opening new stores because of weather, strikes, local permitting or other reasons; increased competition; cost increases or shortages in raw food products; risks of and publicity surrounding foodborne illness; and the possibility of unforeseen events affecting the industry generally. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

        Sonic Corp. franchises and operates the largest chain of drive-in restaurants in the United States. For more information about the company, visit Sonic’s website at sonicdrivein.com. A listen-only simulcast of Sonic’s second quarter conference call can be accessed at the company’s web site. The simulcast will begin at approximately 9:00 a.m. Central Time tomorrow, March 25, 2004. An on-demand replay, using the same link, will be available at approximately noon tomorrow and will continue until April 25, 2004.

SONIC CORP.
Summary Unaudited Financial Highlights
(In thousands, except per share amounts)

	Second Quarter Ended		Six Months Ended
	February 29, 2004	February 28, 2003	February 29, 2004	February 28, 2003
Revenues	$111,595	$90,352	$230,303	$188,937
Income from operations	17,352	14,312	39,264	32,829
Net income	9,835	7,977	22,594	18,618
Net income per share - diluted	0.24	0.20	0.55	0.46
Weighted average shares - diluted	41,126	40,296	40,961	40,634

SONIC CORP.
Unaudited Supplemental Information

	Second Quarter Ended		Six Months Ended
	February 29, 2004	February 28, 2003	February 29, 2004	February 28, 2003
Restaurants in operation:
Company-owned:
Total at beginning of period	499	460	497	452
Opened	2	1	4	11
Acquired from (sold to) franchisees	2	(11)	2	(13)
Closed	—	—	—	—

Total at end of period	503	450	503	450

Franchised:
Total at beginning of period	2,244	2,116	2,209	2,081
Opened	30	28	66	64
Acquired from (sold to) company	(2)	11	(2)	13
Closed (net of reopening)	(2)	(5)	(3)	(8)

Total at end of period	2,270	2,150	2,270	2,150

System-wide:
Total at beginning of period	2,743	2,576	2,706	2,533
Opened	32	29	70	75
Closed (net of reopening)	(2)	(5)	(3)	(8)

Total at end of period	2,773	2,600	2,773	2,600

Core markets	2,004	1,905	2,004	1,905
Developing markets	769	695	769	695

All markets	2,773	2,600	2,773	2,600

SONIC CORP.
Unaudited Supplemental Information
($ in thousands)

	Second Quarter Ended		Six Months Ended
	February 29, 2004	February 28, 2003	February 29, 2004	February 28, 2003
Sales Analysis
Company-owned restaurants:
Total sales	$94,105	$74,828	$193,850	$156,402
Average restaurant sales	188	165	388	346
Change in same-store sales — New Method	7.4%	0.0%	6.6%	0.2%
Change in same-store sales — Old Method	7.7%	-0.1%	6.6%	0.0%
Franchised restaurants:
Total sales	$476,665	$430,821	$986,086	$885,387
Average restaurant sales	211	203	439	420
Change in same-store sales — New Method	6.4%	0.4%	6.3%	0.4%
Change in same-store sales — Old Method	5.9%	-0.2%	5.7%	-0.3%
System-wide:
Change in total sales	12.9%	7.3%	13.3%	7.3%
Average restaurant sales	207	196	430	406
Change in same-store sales — New Method	6.6%	0.4%	6.3%	0.4%
Change in same-store sales — Old Method	6.2%	-0.2%	5.8%	-0.3%

Core and Developing Markets
System-wide average restaurant sales:
Core markets	$218	$206	$451	$426
Developing markets	177	164	374	350
System-wide change in same-store sales —
New Method
Core markets	6.5%	0.4%	6.4%	0.8%
Developing markets	6.9%	0.0%	5.9%	-2.0%
System-wide change in same-store sales —
Old Method
Core markets	6.5%	1.7%	6.4%	1.4%
Developing markets	5.1%	-6.9%	3.7%	-6.3%

Notes:

System-wide sales data and system-wide change in same-store sales include both company-owned and franchise information. Management believes that system-wide information is useful in analyzing the growth of the brand as well as the company’s revenues, since franchisees pay royalties based on a percentage of sales. Similarly, management believes the distinction between system-wide sales data and system-wide change in same-store sales for core and developing markets provides additional insight into underlying sales trends.

Beginning in fiscal 2004, Sonic will report the change in same-store sales based on drive-ins open for at least 15 months (the “New Method”). Previously, changes in same-store sales were calculated for drive-ins opened since the beginning of the prior year for company-owned drive-ins and for a minimum of one year for franchised restaurants (collectively, the “Old Method”). By presenting the change in same-store sales for drive-ins open at least 15 months, management believes the calculation results in greater comparability between company-owned and franchised drive-ins and that it eliminates the distortion resulting from generally higher volumes during the first three months following a drive-in opening.

SONIC CORP.
Unaudited Supplemental Information
(In thousands, except per share amounts)

	Second Quarter Ended		Six Months Ended
	February 29, 2004	February 28, 2003	February 29, 2004	February 28, 2003
Income Statement Data
Revenues:
Company-owned restaurant sales	$94,105	$74,828	$193,850	$156,402
Franchised restaurants:
Franchise royalties	15,906	13,733	33,040	28,693
Franchise fees	833	918	1,867	1,945
Other	751	873	1,546	1,897

	111,595	90,352	230,303	188,937
Costs and expenses:
Company-owned restaurants:
Food and packaging	24,505	19,970	50,709	41,149
Payroll and other employee benefits	29,527	22,905	59,723	47,722
Minority interest in earnings of restaurants	3,693	2,117	7,414	4,692
Other operating expenses	18,595	15,636	38,326	31,938

	76,320	60,628	156,172	125,501

Selling, general and administrative	9,083	8,418	18,204	16,640
Depreciation and amortization	8,165	6,994	15,988	13,967
Provision for impairment of long-lived assets	675	—	675	—

	94,243	76,040	191,039	156,108

Income from operations	17,352	14,312	39,264	32,829

Interest expense	1,989	1,857	3,910	3,704
Interest income	(310)	(257)	(652)	(545)

Net interest expense	1,679	1,600	3,258	3,159

Income before income taxes	15,673	12,712	36,006	29,670
Provision for income taxes	5,838	4,735	13,412	11,052

Net income	$9,835	$7,977	$22,594	$18,618

Net income per share:
Basic	$0.25	$0.21	$0.57	$0.48

Diluted	$0.24	$0.20	$0.55	$0.46

Weighted average shares used in calculation:
Basic	39,491	38,689	39,382	38,952

Diluted	41,126	40,296	40,961	40,634

SONIC CORP.
Unaudited Supplemental Information

	Second Quarter Ended		Six Months Ended
	February 29, 2004	February 28, 2003	February 29, 2004	February 28, 2003
Margin Analysis
Company-owned restaurants:
Food and packaging	26.0%	26.7%	26.2%	26.3%
Payroll and employee benefits	31.4	30.6	30.8	30.5
Minority interest in partners	3.9	2.8	3.8	3.0
Other operating expenses	19.8	20.9	19.8	20.4

	81.1%	81.0%	80.6%	80.2%

	February 29, 2004	August 31, 2003
	(In thousands)
Balance Sheet Data
Total assets	$505,162	$486,119
Current assets	37,471	37,312
Current liabilities	30,927	40,187
Obligations under capital leases, long-term debt,
and other non-current liabilities	180,006	180,534
Stockholders' equity	294,229	265,398